Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                           Registration File No.
                                                                      333-132375

                  CWHEQ Home Equity Loan Trust, Series 2006-S5

                                Final Term Sheet

                              [LOGO] Countrywide(R)

                           $900,000,100 (Approximate)

                                   CWHEQ, Inc.
                                    Depositor

                          Countrywide Home Loans, Inc.
                               Sponsor and Seller

                       Countrywide Home Loans Servicing LP
                                 Master Servicer

      This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

      The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

      THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

      The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

                             FREE WRITING PROSPECTUS

           Home Equity Loan Asset Backed Certificates, Series 2006-S5

            Distributions payable monthly, beginning October 25, 2006

The following classes of certificates are being offered pursuant to this free writing prospectus:

                  ---------------------------------------------
                               Initial Certificate Principal
                  Class                 Balance (1)
                  ---------------------------------------------
                  A-1                 $374,864,000
                  ---------------------------------------------
                  A-2                 $106,200,000
                  ---------------------------------------------
                  A-3                 $181,818,000
                  ---------------------------------------------
                  A-4                 $ 69,023,000
                  ---------------------------------------------
                  A-5                 $ 78,095,000
                  ---------------------------------------------
                  A-6                 $ 90,000,000
                  ---------------------------------------------
                  A-R                 $        100
                  ---------------------------------------------

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(1)   This amount is subject to a permitted variance in the aggregate of plus or minus 5%.


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                                     SUMMARY

Issuing Entity

CWHEQ Home Equity Loan Trust, Series 2006-S5, a common law trust formed under the laws of the State of New York.

Depositor

CWHEQ, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation

Certificate Insurer

Financial Guaranty Insurance Company will issue a financial guaranty insurance policy for the benefit of the holders of the offered certificates, other than the Class A-R Certificates. The policy will unconditionally and irrevocably guarantee certain payments of principal and interest on the offered certificates, other than the Class A-R Certificates, on each distribution date pursuant to the terms of a financial guaranty insurance policy.

Credit Insurance Provider

Old Republic Insurance Company will provide a credit insurance policy that provides coverage if a borrower defaults on a covered mortgage loan as described in this free writing prospectus. Only a portion of the mortgage loans will be covered by the credit insurance policy.

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the "NIM Insurer." The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of September 1, 2006 and the origination date of that mortgage loan (referred to as the cut-off date).

Closing Date

On or about September 28, 2006.

The Mortgage Loans

The mortgage pool will consist of closed-end, fixed rate loans that are secured by second liens on one- to four-family residential properties. We sometimes refer to these loans as home equity loans or mortgage loans.

Statistical Calculation Information

The statistical information presented in this free writing prospectus relates to a statistical calculation pool that does not reflect all of the mortgage loans that will be included in the issuing entity. Additional mortgage loans will be included in the mortgage pool

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on the closing date. In addition, certain mortgage loans in the statistical calculation pool may not be included in the mortgage pool on the closing date because they were prepaid in full or were determined not to meet the eligibility requirements for the mortgage pool. The aggregate stated principal balance as of the cut-off date of the mortgage loans to be included in the issuing entity on the closing date is expected to be at least $900,000,000.

The information with respect to the statistical calculation pool is, unless otherwise specified, based on the scheduled principal balances as of September 1, 2006, which is the statistical calculation date. The aggregate stated principal balance of the statistical calculation pool as of the statistical calculation date is referred to as the statistical calculation date pool principal balance.

Unless otherwise noted, all statistical percentages are measured by the statistical calculation date pool principal balance.

As of the statistical calculation date, the mortgage loans in the statistical calculation pool had the following characteristics:

Statistical Calculation Date Pool
   Principal Balance                  $585,790,996

Number of Mortgage Loans              11,260

Average Current Principal Balance     $52,024

Range of Current Principal Balances   $7,446 to $1,092,951

Weighted Average Mortgage Rate        8.811%

Range of Mortgage Rates               5.250% to 16.875%

Weighted Average Original Combined
   Loan-to-Value Ratio                88.06%

Percentage of Mortgage Loans with
   Original Combined Loan-to-Value
   Ratios Greater than 80%            80.24%

Geographic Concentrations in excess
   of 10%:

   California                         27.84%

Weighted Average Original Term to
   Stated Maturity                    196 months

Weighted Average Remaining Term to
   Stated Maturity                    196 months

Percentage of Mortgage Loans with
   Prepayment Charges                 45.56%

Minimum FICO Score                    579 points

Maximum FICO Score                    822 points

Weighted Average FICO Score           704 points

Number of Mortgage Loans with
   Unknown FICO Score                 0

Percentage of Mortgage Loans with
   Unknown FICO Score                 0.00%

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Description of the Certificates

The issuing entity will issue the following classes of certificates:

                                                                                       Initial       Initial
                  Initial Certificate                             Last Scheduled        Rating       Rating
     Class       Principal Balance (1)           Type            Distribution Date  (Moody's) (2)   (S&P) (2)
---------------  ---------------------   --------------------    -----------------  -------------   ----------
Offered
Certificates
A-1............    $  374,864,000        Senior/Floating Rate        June 2035           Aaa           AAA
A-2............    $  106,200,000          Senior/Fixed Rate         June 2035           Aaa           AAA
A-3............    $  181,818,000          Senior/Fixed Rate         June 2035           Aaa           AAA
A-4............    $   69,023,000          Senior/Fixed Rate         June 2035           Aaa           AAA
A-5............    $   78,095,000          Senior/Fixed Rate         June 2035           Aaa           AAA
A-6............    $   90,000,000        Senior/Fixed Rate/NAS       June 2035           Aaa           AAA
A-R............    $          100        Senior/REMIC Residual     October 2006          Aaa           AAA
Non-Offered
Certificates (4)
P..............    $          100 (5)     Prepayment Charges            N/A              N/R           N/R
C..............           N/A                  Residual                 N/A              N/R           N/R

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(1)   This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2) The offered certificates will not be offered unless they are assigned the indicated ratings by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). "N/R" indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3) The Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

(4) The Class P Certificates also will have a notional amount equal to the aggregate stated principal balance of the mortgage loans as of the cut-off date.

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The certificates will also have the following characteristics:

                            Pass-Through Rate       Accrual    Interest Accrual
         Class                       (1)            Period        Convention
------------------------    -------------------     -------    ----------------
Offered Certificates
A-1.....................     LIBOR + 0.110% (2)      (3)        Actual/360 (4)
A-2.....................           5.681%            (5)          30/360 (6)
A-3.....................           5.762%            (5)          30/360 (6)
A-4.....................           5.842%            (5)          30/360 (6)
A-5.....................           6.155%            (5)          30/360 (6)
A-6.....................           5.750%            (5)          30/360 (6)
A-R.....................           (7)               N/A              N/A
Non-Offered Certificates
P.......................           N/A               N/A              N/A
C.......................           N/A               N/A              N/A

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(1)   The pass-through rate for each class of interest-bearing certificates is subject to a "net rate cap." The net rate cap generally is equal to the weighted average mortgage rate of the mortgage loans less the servicing fee rate, trustee fee rate, certificate insurance premium rate and, if applicable, the credit insurance premium rate. Any shortfall resulting from application of the net rate cap will not be covered by the financial guaranty insurance policy.

(2) The pass-through rate for this class of offered certificates may adjust monthly based on changes in LIBOR which is the underlying index used in determining the pass-through rate. LIBOR refers to one-month LIBOR for the related accrual period calculated as described in this free writing prospectus under "Description of the Certificates -- Calculation of One-Month LIBOR."

(3) The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date.

(4) Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(5) The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(6) Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30 day months.

(7)   The Class A-R Certificates will not accrue any interest.

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Designations

    Designation              Class of Certificates
    -----------              ---------------------

Class A               Adjustable Rate Certificates and
  Certificates:       Fixed Rate Certificates

Adjustable Rate       Class A-1 Certificates
  Certificates:

Fixed Rate            Class A-2, Class A-3, Class A-4,
  Certificates:       Class A-5 and Class A-6 Certificates

Offered               Class  A-1, Class A-2, Class A-3,
  Certificates:       Class A-4, Class A-5, Class A-6 and
                      Class A-R Certificates

Record Date

Adjustable Rate Certificates:

The business day immediately preceding a distribution date, or if the Class A-1 Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Fixed Rate and Class A-R Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.95 and $0.05, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on October 25, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

o the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

o     any interest due on a prior distribution date that was not paid.

The accrual period, interest calculation convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-4.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The amount of principal payments to be made on the Class A Certificates will differ, as described in this free writing prospectus, depending upon the delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

o scheduled payments of interest on the mortgage loans collected during the applicable period,

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o     interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation,

o interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain mortgage loans,

o proceeds allocable to interest in respect of any mortgage loans repurchased by a seller or purchased by the master servicer,

o liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to interest),

o     net proceeds from the credit insurance policy allocable to interest, and

o any payments made by the sponsor under its loss coverage obligation described under "Description of the Certificates -- Sponsor Loss Coverage Obligation" in this free writing prospectus that are allocable to interest.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

o scheduled payments of principal of the mortgage loans collected during the applicable period or advanced by the master servicer,

o     prepayments collected in the applicable period,

o the stated principal balance of any mortgage loans repurchased by a seller or purchased by the master servicer,

o the excess, if any, of the stated principal balance of a deleted mortgage loan over the stated principal balance of the related substitute mortgage loan,

o liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to principal),

o     net proceeds from the credit insurance policy allocable to principal,

o any payments made by the sponsor under its loss coverage obligation described under "Description of the Certificates -- Sponsor Loss Coverage Obligation" in this free writing prospectus that are allocable to principal, and

o excess interest (to the extent available) to reach or maintain the targeted overcollateralization level as described under "Description of the Certificates -- Overcollateralization Provisions" in this free writing prospectus.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

o the master servicing fee and additional servicing compensation due to the master servicer,

o     the certificate insurance premium,

o     the portion of the trustee fee due to the trustee,

o amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer and servicer are entitled to be reimbursed,

o the premium payable to the credit insurance provider in connection with the credit insurance policy,

o all prepayment charges (which are distributable only to the Class P Certificates), and

o all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.

Any amounts netted from the amount available for distribution to the certificateholders will reduce the amount distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.50% per annum (referred to as the servicing fee rate).

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in

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respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity's accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

o to the certificate insurer, the monthly premium for the certificate insurance policy,

o concurrently, to each class of Class A Certificates, current interest, pro rata, based on their respective entitlements,

o     to the certificate insurer, any unpaid insurer reimbursement amounts,

o concurrently, to each class of Class A Certificates, interest accrued but not previously paid with respect to prior distribution dates, pro rata, based on their respective entitlements, and

o     any remaining interest funds to be distributed as part of excess cashflow.

Priority of Payments; Distributions of Principal

General

In general, on any distribution date, principal funds will be distributed in the following order:

o to the certificate insurer, any unpaid monthly premium for the certificate insurance policy remaining after application of interest funds,

o to the Class A Certificates, principal up to the principal distribution amount for that distribution date in the order of priority described below,

o to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, and

o any remaining principal funds to be distributed as part of excess cashflow.

The amount of principal distributed to the Class A Certificates will differ depending upon whether a delinquency trigger event is in effect.

Principal Distributions on the Class A Certificates

On any distribution date, the principal distribution amount will be distributed to the Class A Certificates in the following order:

o to the Class A-6 Certificates, the NAS principal distribution amount (which is zero for the first three years and will increase as described under "Description of the Certificates--Distributions--Distributions of Principal" in this free writing prospectus), until its certificate principal balance is reduced to zero, and

o sequentially, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in that order, in each case until the certificate principal balance of that class of certificates is reduced to zero.

Delinquency Trigger Events

On any distribution date, available principal funds will be distributable as principal on the Class A Certificates in an amount based on the targeted level of overcollateralization. If a delinquency trigger event is in effect on a distribution date, the targeted level of overcollateralization will increase which may result in a larger distribution of principal on the Class A Certificates. A "delinquency trigger event" refers to certain specified levels of delinquencies on the mortgage loans. The amounts distributable as principal to the Class A Certificates are described in more detail under "Description of the Certificates -- Distributions -- Distributions of Principal" in this free writing prospectus.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) will be distributed in the following order to the extent of the remaining excess cashflow:

o on each distribution date beginning with the April 2007 distribution date, to the class or classes of certificates then entitled to distributions of principal, the amounts necessary to build or restore overcollateralization to the target overcollateralization level;

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o     concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective entitlements, in an amount equal to the unpaid realized loss amount for each such class;

o to each class of Class A Certificates (in the case of the Class A-1 Certificates, after payments of amounts available (if any) under the corridor contract) pro rata, to the extent needed to pay any unpaid net rate carryover for the Class A Certificates; and

o to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

"Overcollateralization" refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the aggregate stated principal balance of the mortgage loans will not exceed the initial aggregate certificate principal balance of the certificates, so there will be no overcollateralization on the closing date.

The targeted amount of overcollateralization will remain at zero through the distribution date in March 2007. Beginning with the April 2007 distribution date, the targeted amount of overcollateralization will equal 0.50% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If a delinquency trigger event is in effect on a distribution date, the targeted amount of overcollateralization will increase to 0.75% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If the amount of overcollateralization is below the targeted level for a distribution date, excess interest on the mortgage loans (if any) will be used to reduce the aggregate certificate principal balance of the Class A Certificates, until the required level of overcollateralization has been reached or restored.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans that would otherwise be allocated to the certificates, if those losses are not otherwise covered by excess cashflow (if any) from the mortgage loans.

Credit Insurance

Old Republic Insurance Company, a Pennsylvania insurance corporation, will issue a credit insurance policy that will cover mortgage loans with principal balances equaling approximately 84.19% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. The mortgage loans covered by the credit insurance policy were selected by the credit insurance provider from the mortgage pool in accordance with its selection criteria. Subject to certain limitations, the credit insurance policy will generally be available to cover losses resulting from the failure by the borrowers to make scheduled payments on the covered mortgage loans that are not subject to a policy exclusion, up to an aggregate amount equal to 10.00% of the aggregate principal balance of the covered mortgage loans (approximately $75,375,690).

Loss Coverage Provided by the Sponsor

The sponsor will make payments to the issuing entity pursuant to a corporate guaranty if any claim on the mortgage loans covered by the credit insurance policy is fully or partially denied payment by the credit insurance provider due to a policy exclusion to the extent of the amount denied by the credit insurance provider. The loss coverage obligation will initially be equal to approximately $9,000,000 which is approximately 1.00% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Excess Interest

The mortgage loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the weighted average pass-through rate on the certificates, plus the weighted average expense fee rate. The "expense fee rate" is the sum of the servicing fee rate, the trustee fee rate and, with respect to any mortgage loan covered by the credit insurance policy, the related credit insurance premium rate. Any such interest is referred to as "excess interest," and any excess interest remaining after payment of the premium and any reimbursement amount owing to the certificate insurer will be distributed as part of the excess cashflow as described under "--Excess Cashflow" above.

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Certificate Guaranty Insurance Policy

The Class A Certificates have the benefit of a financial guaranty insurance policy pursuant to which Financial Guaranty Insurance Company will unconditionally and irrevocably guarantee certain payments on the Class A Certificates subject to certain terms and conditions set forth in the financial guaranty insurance policy.

The Corridor Contract

Countrywide Home Loans, Inc. has purchased an interest rate corridor contract for the benefit of the Class A-1 Certificates, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date.

On or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related distribution date exceeds a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in "Description of the Certificates -- The Corridor Contract" in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to the Class A-1 Certificates to cover net rate carryover.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1 Certificates will be distributed to the holders of the Class C Certificates and will not be available thereafter for payment of net rate carryover on the Class A-1 Certificates.

Allocation of Losses

Realized losses on the mortgage loans will be allocated to the certificates as described in this free writing prospectus under "Description of the Certificates--Applied Realized Loss Amounts."

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute a replacement mortgage loan for, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders or the certificate insurer in that mortgage loan.

Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The largest percentage holder of the Class C Certificates will have the right to direct the master servicer to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If the first auction is unsuccessful, the auction process will be repeated every other month until a successful auction is conducted, unless the largest percentage holder of the Class C Certificates directs the trustee to conduct such auction less frequently. In addition, if the first auction is unsuccessful, or if the largest percentage holder of the Class C Certificates does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer and the certificate insurer may also have the right to purchase all of the remaining assets in the issuing entity. None of the above auctions or purchases shall be permitted without the prior written consent of the certificate insurer if any amounts remain due to the certificate insurer or if such auction or purchase would result in a draw on the policy.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund and the issuing entity's rights with respect to payments received under the corridor contract) will consist of two or more
REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of "regular interests" in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement. The Class A-1 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

Legal Investment Considerations

The certificates will not be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the mortgage loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

ERISA Considerations

Generally, the offered certificates (other than the Class A-R Certificates) may be purchased by a pension, employee benefit, or other plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a plan, so long as certain conditions are met.

--------------------------------------------------------------------------------

                                                                         ANNEX A

                        THE STATISTICAL CALCULATION POOL

                                  Loan Programs

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Loan Program                    Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
------------                 -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
10 Year Term .............         208     $  7,222,246       1.23%        34,722       8.557      119.09       696        76.9
15 Year Term .............       2,926      125,802,735      21.48         42,995       8.545      179.51       699        82.7
20 Year Term .............          32        1,468,789       0.25         45,900      10.325      239.43       669        80.4
25 Year Term .............          10          429,439       0.07         42,944       9.616      299.45       691        77.7
30 Year Term .............         276       18,784,714       3.21         68,061       9.190      359.21       706        81.6
10 Year Term - 10 Year
   Interest Only Period...          77        4,777,312       0.82         62,043       8.957      119.42       700        91.1
15 Year Term - 15 Year
   Interest Only Period...         257       17,277,919       2.95         67,229       8.846      179.58       707        91.1
25 Year Term - 10 Year
   Interest Only Period...         846       57,188,681       9.76         67,599       8.714      299.57       710        89.1
30/15 Balloon ............       6,628      352,839,163      60.23         53,235       8.895      179.12       705        90.2
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

                      Original Terms to Stated Maturity(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Original Term                  Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
to Maturity (Months)            Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
--------------------         -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
120 ......................         285     $ 11,999,558       2.05%        42,104       8.716      119.22       697        82.5
180 ......................       9,811      495,919,816      84.66         50,547       8.804      179.23       704        88.3
240 ......................          32        1,468,789       0.25         45,900      10.325      239.43       669        80.4
300 ......................         856       57,618,119       9.84         67,311       8.721      299.57       710        89.0
360 ......................         276       18,784,714       3.21         68,061       9.190      359.21       706        81.6
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) As of the Statistical Calculation Date, the weighted average original term to stated maturity of the Statistical Mortgage Loans was approximately 196 months.

                   Current Mortgage Loan Principal Balances(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
Range of                     Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Current Mortgage               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Loan Principal Balances ($)     Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
---------------------------  -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
0.01 - 25,000.00 ..........      2,433     $ 45,947,685       7.84%         18,885      9.283      184.04       702        88.5
25,000.01 - 50,000.00 .....      4,612      168,763,731      28.81          36,592      8.937      190.53       704        89.3
50,000.01 - 75,000.00 .....      2,173      133,714,711      22.83          61,535      8.774      193.96       702        88.1
75,000.01 - 100,000.00 ....      1,122       98,699,911      16.85          87,968      8.610      198.57       703        86.9
100,000.01 - 150,000.00 ...        632       77,579,095      13.24         122,752      8.787      204.74       704        88.6
150,000.01 - 200,000.00 ...        196       34,767,989       5.94         177,388      8.547      205.33       707        85.8
200,000.01 - 250,000.00 ...         56       12,528,354       2.14         223,721      8.314      209.94       712        83.6
250,000.01 - 300,000.00 ...         16        4,381,270       0.75         273,829      8.317      200.36       732        87.4
300,000.01 - 350,000.00 ...          6        2,000,955       0.34         333,493      9.195      259.53       705        85.9
350,000.01 - 400,000.00 ...          3        1,154,075       0.20         384,692      9.736      216.62       754        93.3
400,000.01 - 450,000.00 ...          2          855,000       0.15         427,500      8.504      239.85       695        92.5
450,000.01 - 500,000.00 ...          2          986,803       0.17         493,402      8.122      177.04       721        66.2
500,000.01 - 550,000.00 ...          4        2,159,798       0.37         539,950      9.479      179.00       700        90.8
550,000.01 - 600,000.00 ...          2        1,158,667       0.20         579,333      9.125      239.07       736        91.7
Greater Than $900,000.00 ..          1        1,092,951       0.19       1,092,951      7.250      172.00       746        67.6
                             -----------   ------------   -----------
   Total ..................     11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) As of the Statistical Calculation Date, the average current mortgage loan principal balance of the Statistical Mortgage Loans was approximately $52,024.

                  State Distribution of Mortgaged Properties(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
State                           Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
-----                        -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
Alabama ..................         257     $ 10,750,750       1.84%        41,832       8.739      185.86       702        91.7
Alaska ...................          16        1,246,934       0.21         77,933       8.788      212.10       716        89.5
Arizona ..................         402       21,551,157       3.68         53,610       8.879      192.42       702        87.3
Arkansas .................           1           28,150         (2)        28,150       9.750      180.00       675       100.0
California ...............       2,042      163,103,483      27.84         79,874       8.507      207.60       706        84.3
Colorado .................         470       22,013,933       3.76         46,838       8.966      191.65       712        92.9
Connecticut ..............         103        5,631,032       0.96         54,670       8.689      202.35       689        87.6
Delaware .................          31        1,588,008       0.27         51,226       8.897      200.68       688        89.3
District of Columbia .....          12          806,735       0.14         67,228       9.241      196.07       691        82.4
Florida ..................         847       44,702,146       7.63         52,777       8.751      193.51       701        83.9
Georgia ..................         382       15,757,657       2.69         41,250       9.135      195.03       695        93.8
Hawaii ...................          88        7,553,052       1.29         85,830       8.801      195.52       724        82.9
Idaho ....................         138        5,972,272       1.02         43,277       8.824      180.89       707        86.6
Illinois .................         245       10,294,863       1.76         42,020       9.324      186.87       698        91.6
Indiana ..................         223        7,641,690       1.30         34,268       8.837      185.44       703        92.6
Iowa .....................          34        1,022,158       0.17         30,063       9.360      186.85       685        94.6
Kansas ...................          59        1,912,037       0.33         32,407       9.026      188.19       707        94.0
Kentucky .................         209        6,770,866       1.16         32,396       8.660      183.02       702        92.4
Louisiana ................          85        3,454,385       0.59         40,640       8.862      186.46       707        91.3
Maine ....................          33        1,521,661       0.26         46,111       8.628      187.28       698        85.4
Maryland .................         241       14,082,822       2.40         58,435       8.966      192.86       697        84.8
Massachusetts ............         268       16,033,495       2.74         59,826       8.330      186.66       701        83.8
Michigan .................         421       15,356,077       2.62         36,475       8.862      187.09       719        93.1
Minnesota ................         196        8,829,030       1.51         45,046       8.919      190.29       709        92.1
Mississippi ..............          58        2,142,861       0.37         36,946       8.999      178.61       712        92.0
Missouri .................         224        7,758,189       1.32         34,635       8.968      186.70       694        92.6
Montana ..................          92        3,580,453       0.61         38,918       8.425      179.10       723        84.4
Nebraska .................          15          445,950       0.08         29,730       8.217      171.72       720        88.6
Nevada ...................         436       26,491,813       4.52         60,761       8.910      202.36       710        88.2
New Hampshire ............          76        4,085,582       0.70         53,758       8.433      189.15       699        86.7
New Jersey ...............         198       12,336,567       2.11         62,306       9.310      187.36       689        88.3
New Mexico ...............          73        3,207,853       0.55         43,943       9.243      191.35       700        89.9
New York .................         189       10,649,888       1.82         56,349       9.376      186.51       698        86.1
North Carolina ...........         174        6,423,232       1.10         36,915       9.601      196.89       698        94.4
North Dakota .............          15          465,069       0.08         31,005       8.304      178.69       722        90.1
Ohio .....................         225        7,055,321       1.20         31,357       8.985      192.41       695        94.1
Oklahoma .................          71        2,185,758       0.37         30,785       9.231      184.04       694        94.1
Oregon ...................         214       11,847,881       2.02         55,364       8.451      193.12       701        89.2
Pennsylvania .............         258       10,528,870       1.80         40,810       9.142      191.04       698        90.5
Rhode Island .............          17          834,935       0.14         49,114       9.662      224.23       693        90.6
South Carolina ...........          85        3,601,391       0.61         42,369       9.166      217.94       705        90.7
South Dakota .............          14          503,086       0.09         35,935       8.491      179.72       685        93.6
Tennessee ................         339       12,136,500       2.07         35,801       8.752      181.52       708        94.5
Texas ....................         545       16,996,289       2.90         31,186       9.083      181.76       719        96.1
Utah .....................         245       10,448,983       1.78         42,649       9.100      183.49       705        92.6
Vermont ..................          12          419,427       0.07         34,952       9.957      205.23       692        88.0
Virginia .................         275       15,366,826       2.62         55,879       8.990      196.92       697        87.9
Washington ...............         363       19,213,038       3.28         52,928       9.279      197.38       704        91.2
West Virginia ............          23          800,615       0.14         34,809       9.466      208.17       688        86.6
Wisconsin ................         197        7,755,174       1.32         39,366       8.732      187.08       698        91.3
Wyoming ..................          24          885,051       0.15         36,877       8.678      188.56       686        88.6
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

---------
(1) As of the Statistical Calculation Date, no more than approximately 0.35% of the Statistical Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

(2)   Less than 0.01%.

                    Original Combined Loan-to-Value Ratios(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
Range of Original            Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Combined Loan-to-              Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Value Ratios (%)                 Loans      Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
-----------------            -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
50.00 or Less ............         371     $ 18,053,866       3.08%        48,663       7.562      194.28       720        39.7
50.01 - 55.00 ............         145        9,074,373       1.55         62,582       7.534      211.28       722        52.8
55.01 - 60.00 ............         178       12,030,084       2.05         67,585       7.564      204.25       717        57.4
60.01 - 65.00 ............         223       13,633,051       2.33         61,135       7.873      190.14       704        62.5
65.01 - 70.00 ............         265       17,193,012       2.94         64,879       7.835      192.92       702        67.7
70.01 - 75.00 ............         296       17,401,528       2.97         58,789       7.966      207.90       703        72.8
75.01 - 80.00 ............         448       28,370,031       4.84         63,326       8.085      198.71       697        78.2
80.01 - 85.00 ............         585       30,192,425       5.15         51,611       8.448      193.17       698        83.0
85.01 - 90.00 ............       2,627      125,279,875      21.39         47,689       9.028      197.87       699        88.9
90.01 - 95.00 ............       2,743      136,448,840      23.29         49,744       8.937      193.80       695        94.0
95.01 - 100.00 ...........       3,379      178,113,912      30.41         52,712       9.262      194.06       713        99.5
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

---------
(1) As of the Statistical Calculation Date, the weighted average original Combined Loan-to-Value Ratio of the Statistical Mortgage Loans was approximately 88.06%.

                            Current Mortgage Rates(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Range of Current               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Mortgage Rates (%)              Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
------------------           -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
5.001 - 5.500 ............           2     $    296,639       0.05%       148,319       5.361      173.77       743        89.5
5.501 - 6.000 ............          85        8,028,130       1.37         94,449       5.989      284.39       730        62.9
6.001 - 6.500 ............         133       11,381,188       1.94         85,573       6.395      214.39       721        71.2
6.501 - 7.000 ............         457       31,396,222       5.36         68,701       6.859      197.13       721        75.4
7.001 - 7.500 ............         764       50,290,232       8.59         65,825       7.369      188.41       714        80.1
7.501 - 8.000 ............       1,793       95,913,554      16.37         53,493       7.839      191.25       711        85.5
8.001 - 8.500 ............       1,691       84,424,291      14.41         49,926       8.344      190.83       708        89.1
8.501 - 9.000 ............       1,745       86,472,626      14.76         49,555       8.830      190.50       702        91.5
9.001 - 9.500 ............       1,279       61,498,544      10.50         48,083       9.336      197.85       697        92.5
9.501 - 10.000 ...........       1,274       58,278,762       9.95         45,745       9.821      194.64       697        92.2
10.001 - 10.500 ..........         612       29,807,737       5.09         48,705      10.339      196.09       701        93.6
10.501 - 11.000 ..........         630       28,696,509       4.90         45,550      10.814      200.15       688        93.5
11.001 - 11.500 ..........         335       16,042,667       2.74         47,889      11.327      200.05       683        93.2
11.501 - 12.000 ..........         340       16,544,513       2.82         48,660      11.880      197.55       685        93.2
12.001 - 12.500 ..........          27        1,427,053       0.24         52,854      12.285      230.58       678        94.9
12.501 - 13.000 ..........          26        1,410,764       0.24         54,260      12.831      251.14       646        92.6
13.001 - 13.500 ..........          22        1,067,225       0.18         48,510      13.324      286.33       663        91.5
13.501 - 14.000 ..........          26        1,500,916       0.26         57,728      13.730      247.87       674        95.4
Greater than 14.000 ......          19        1,313,424       0.22         69,128      14.580      282.17       663        96.4
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) The current mortgage rates listed in the preceding table include premiums related to the Mortgage Insurance Policy. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans was approximately 8.811% per annum. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans net of the premium charged in connection with the Mortgage Insurance Policy, the Master Servicing Fees and the Trustee Fee was approximately 7.332% per annum.

                          Types of Mortgaged Properties

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Property Type                   Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
-------------                -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
Single Family Residence ...      7,870     $403,745,163      68.92%        51,302       8.727      195.32       702        87.0
Planned Unit Development ..      2,006      114,470,764      19.54         57,064       8.946      196.95       707        90.4
Low-rise Condominium ......      1,078       49,886,514       8.52         46,277       8.886      198.97       715        90.7
2 Family Home .............        185       10,328,052       1.76         55,827       9.447      191.32       709        86.9
High-rise Condominium .....         66        4,111,009       0.70         62,288      10.052      187.01       715        92.3
3 Family Home .............         30        2,035,946       0.35         67,865       9.541      190.68       710        86.7
4 Family Home .............         25        1,213,548       0.21         48,542       9.934      174.20       708        86.1
                             -----------   ------------   -----------
   Total ..................     11,260     $585,790,996     100.00%
                             ===========   ============   ===========

                            Purpose of Mortgage Loans

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Loan Purpose                    Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
------------                 -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
Refinance (cash-out) ......      5,914     $315,242,959      53.81%        53,305       8.582      199.26       696        84.0
Purchase ..................      3,850      176,737,276      30.17         45,906       9.415      192.87       721        96.4
Refinance (rate/term) .....      1,496       93,810,761      16.01         62,708       8.440      189.46       699        86.0
                             -----------   ------------   -----------
   Total ..................     11,260     $585,790,996     100.00%
                             ===========   ============   ===========

                               Occupancy Types(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                               Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Occupancy Type                  Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
--------------               -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
Primary Residence ........      10,462     $551,675,916      94.18%        52,731       8.769      196.20       703        88.2
Secondary Residence ......         350       15,170,026       2.59         43,343       9.177      189.18       722        88.6
Investment Property ......         448       18,945,053       3.23         42,288       9.730      188.22       715        83.3
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) Based upon representations of the related borrowers at the time of origination.

                         Remaining Terms to Maturity(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
Range of                     Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Remaining Terms to             Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Maturity (Months)               Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
------------------           -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
1 - 120 ..................         285     $ 11,999,558       2.05%        42,104       8.716      119.22       697        82.5
121 - 180 ................       9,811      495,919,816      84.66         50,547       8.804      179.23       704        88.3
181 - 300 ................         887       59,065,508      10.08         66,590       8.761      298.07       709        88.8
301 - 360 ................         277       18,806,114       3.21         67,892       9.191      359.15       706        81.6
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) As of the Statistical Calculation Date, the weighted average remaining term to maturity of the Statistical Mortgage Loans was approximately 196 months.

                             Documentation Programs

                                                                                                                          Weighted
                                                                                                   Weighted                Average
                                                                           Average     Weighted    Average    Weighted    Original
                                Number of     Aggregate       % of        Principal     Average   Remaining    Average    Combined
                               Statistical    Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
                                 Mortgage      Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Documentation Program             Loans      Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
---------------------          -----------  ------------   -----------   -----------   --------   ---------   --------   -----------
Reduced .....................      2,884    $178,050,294      30.39%        61,737       9.463       197.54      711        90.0
Streamlined .................      3,022     153,264,313      26.16         50,716       8.261       188.34      700        83.7
Full ........................      2,581     132,638,289      22.64         51,390       8.561       204.36      696        87.9
Alternative .................      1,957      90,158,425      15.39         46,070       8.774       192.10      696        90.9
Super-Streamlined ...........        802      30,714,610       5.24         38,298       8.859       191.80      741        90.7
Stated Income/Stated Asset ..         14         965,065       0.16         68,933      12.010       332.31      675        91.4
                               -----------  ------------   -----------
   Total ....................     11,260    $585,790,996     100.00%
                               ===========  ============   ===========

                              FICO Credit Scores(1)

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
Range of                     Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
FICO Credit                    Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Scores                          Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
-----------                  -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
Greater than 820 .........           1     $     29,683       0.01%        29,683       8.850      179.00       822        95.0
801 - 820 ................         148        6,380,463       1.09         43,111       8.414      188.08       807        85.2
781 - 800 ................         501       23,628,955       4.03         47,164       8.469      197.06       790        83.8
761 - 780 ................         911       45,426,932       7.75         49,865       8.314      193.54       769        86.1
741 - 760 ................       1,031       55,802,998       9.53         54,125       8.392      201.58       751        86.6
721 - 740 ................       1,401       74,457,529      12.71         53,146       8.607      198.36       730        89.4
701 - 720 ................       1,751      101,711,685      17.36         58,088       8.736      196.40       710        89.6
681 - 700 ................       1,536       81,905,655      13.98         53,324       8.811      197.01       691        89.2
661 - 680 ................       1,737       90,233,087      15.40         51,948       8.990      194.81       671        89.5
641 - 660 ................       1,145       54,313,887       9.27         47,436       9.404      193.19       651        87.7
621 - 640 ................       1,053       50,122,727       8.56         47,600       9.390      189.41       631        84.8
601 - 620 ................          44        1,737,395       0.30         39,486       9.727      180.80       618        86.2
561 - 580 ................           1           40,000       0.01         40,000      10.375      300.00       579        89.0
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

----------
(1) As of the Statistical Calculation Date, the weighted average FICO Credit Score of the mortgagors related to the Statistical Mortgage Loans was approximately 704.

                            Prepayment Charge Periods

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Prepayment Charge              Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Period (Months)                 Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
-----------------            -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
0 ........................       6,602     $318,879,985      54.44%        48,301       9.245      195.99       706        90.4
6 ........................           1           40,000       0.01         40,000       9.625      298.00       709        86.8
12 .......................          79        5,479,715       0.94         69,363       9.661      197.64       693        86.2
24 .......................           3          162,774       0.03         54,258      10.668      177.95       637        89.1
36 .......................       1,196       56,796,689       9.70         47,489       8.509      211.42       705        85.7
60 .......................       3,379      204,431,833      34.90         60,501       8.193      191.00       702        85.1
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

                      Interest Only Periods at Origination

                                                                                                                         Weighted
                                                                                                  Weighted                Average
                                                                          Average     Weighted    Average    Weighted    Original
                              Number of      Aggregate       % of        Principal     Average   Remaining    Average    Combined
                             Statistical     Principal    Statistical     Balance      Current    Term to      FICO      Loan-to-
Interest Only                  Mortgage       Balance       Mortgage    Outstanding   Mortgage    Maturity    Credit    Value Ratio
Period (Months)                 Loans       Outstanding      Loans          ($)       Rate (%)    (Months)     Score        (%)
---------------              -----------   ------------   -----------   -----------   --------   ---------   --------   -----------
0 ........................      10,080     $506,547,085      86.47%        50,253       8.819      185.31       703        87.8
120 ......................         923       61,965,992      10.58         67,135       8.733      285.68       709        89.3
180 ......................         257       17,277,919       2.95         67,229       8.846      179.58       707        91.1
                             -----------   ------------   -----------
   Total .................      11,260     $585,790,996     100.00%
                             ===========   ============   ===========

                         SERVICING OF THE MORTGAGE LOANS

Servicing Compensation and Payment of Expenses

      The Master Servicer will be paid a monthly fee (the "Master Servicing Fee") from collections with respect to each Mortgage Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The "Servicing Fee Rate" for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under "-- Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans."

      The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the related Due Date to the end of the Prepayment Period ("Prepayment Interest Excess"), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Mortgage Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Mortgage Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans

      When a borrower prepays all or a portion of a Mortgage Loan between scheduled monthly payment dates ("Due Dates"), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received during that portion of the Prepayment Period from the related Due Date in the Prepayment Period to the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received from that portion of the Prepayment Period from the beginning of the Prepayment Period to related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a "Prepayment Interest Shortfall") could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as "Compensating Interest" and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A certificateholders resulting from Prepayment Interest Shortfalls will not be covered by the Certificate Insurance Policy.

                         DESCRIPTION OF THE CERTIFICATES

General

      The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

      The CWHEQ, Inc., Home Equity Loan Asset Backed Certificates, Series 2006-S5 (the "Certificates") will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-R, Class P and Class C Certificates.

      When describing the Certificates in this free writing prospectus we use the following terms:

           Designation                       Class of Certificates
           -----------                       ---------------------
Class A Certificates             Class A-1, Class A-2, Class A-3, Class A-4,
                                 Class A-5 and Class A-6 Certificates

Adjustable Rate Certificates     Class A-1 Certificates

Fixed Rate Certificates          Class A-2, Class A-3, Class A-4, Class A-5 and
                                 Class A-6 Certificates

Offered Certificates             Class A-1, Class A-2, Class A-3, Class A-4,
                                 Class A-5, Class A-6 and Class A-R Certificates

The Certificates are generally referred to as the following types:

  Class                                     Type
  -----                                     ----
Class A-1                          Senior/Adjustable Rate
Class A-2                          Senior/Fixed Rate
Class A-3                          Senior/Fixed Rate
Class A-4                          Senior/Fixed Rate
Class A-5                          Senior/Fixed Rate
Class A-6                          Senior/Fixed Rate/NAS
Class A-R                          Senior/REMIC Residual
Class P                            Prepayment Charges
Class C                            Residual

Book-Entry Certificates; Denominations

      The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the "Book-Entry Certificates"). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates ("Certificate Owners") may elect to hold their Book-Entry Certificates through the Depository Trust Company ("DTC") in the United States, or Clearstream, Luxembourg or the Euroclear System ("Euroclear"), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $25,000 and integral multiples of $1 in excess thereof. Except as set forth under "Description of the Securities--Book-Entry Registration of Securities" in the prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a "beneficial owner") will be entitled to receive a physical certificate representing the person's beneficial ownership interest in the Book-Entry Certificate (a "Definitive Certificate"). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations ("Participants") and DTC. See "Description of the Securities--Book-Entry Registration of Securities" in the prospectus.

Glossary of Terms

      The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

      General Definitions.

      "Adjusted Net Mortgage Rate" with respect to each Mortgage Loan means the Mortgage Rate less the related Expense Fee Rate.

      "Business Day" is any day other than:

            (1) a Saturday or Sunday or

            (2) a day on which banking institutions in the state of New York or California are required or authorized by law to be closed.

      "Certificate Principal Balance" means for any class of Class A Certificates, the aggregate outstanding principal balance of all Certificates of the class, less:

            (1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal, including in the case of the Class A Certificates, any payments of principal under the Certificate Insurance Policy; and

            (2) the Applied Realized Loss Amounts allocated to the class;

      o provided, however, that if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Class A Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, pro rata, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class). However, to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy, and

      o any payment of principal under the Certificate Insurance Policy up to the amount of the Applied Realized Loss Amount in respect of any class of Class A Certificates will not result in a further reduction of the Certificate Principal Balance of that class of Class A Certificates.

      After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Class A Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.

      Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the "Certificate Principal Balance" of the Class A Certificates is not reduced by the amount of any payments made by the Certificate Insurer in respect of principal on the Class A Certificates under the Certificate Insurance Policy, except to the extent that the payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

      "Distribution Date" means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in October 2006.

      "Due Period" means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

      "Excess Proceeds" with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

      "Final Recovery Determination" means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Mortgage Loan.

      "Insurance Proceeds" means all proceeds of any insurance policy (including, without limitation, the Credit Insurance Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer's normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer's costs and expenses incurred in connection with presenting claims under the related insurance policy.

      "Liquidation Proceeds" means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Mortgage Loan (whether through trustee's sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Mortgage Loan (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses). To the extent that any proceeds of the liquidation of a Mortgage Loan are recovered by Old Republic in connection with a claim paid under the Credit Insurance Policy, pursuant to Old Republic's subrogation rights under the terms of that policy, such proceeds will not be included in the Liquidation Proceeds available to the issuing entity.

      "Percentage Interest" with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

      "Record Date" means:

            (1) in the case of the Adjustable Rate Certificates, the Business Day immediately preceding the Distribution Date, unless the Adjustable Rate Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

            (2) in the case of the Fixed Rate and Class A-R Certificates, the last Business Day of the month preceding the month of that Distribution Date.

      "Subsequent Recoveries" means, with respect to any Mortgage Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of "Insurance Proceeds" and "Liquidation Proceeds" received in respect of the Mortgage Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses).

      Definitions related to Interest Calculations and Distributions.

      "Accrual Period" for any Distribution Date, means (i) for the Adjustable Rate Certificates, the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution
Date) to and including the day prior to the current Distribution Date and (ii) for the Fixed Rate Certificates, the calendar month before the month of that Distribution Date.

      "Certificate Insurance Premium" means for any Distribution Date the fee payable to the Certificate Insurer in respect of its services as Certificate Insurer that accrues at the Certificate Insurance Premium Rate for the Class A Certificates on a balance equal to the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date. The Certificate Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

      "Certificate Insurance Premium Rate" means a rate equal to 0.120% per annum.

      "Certificate Insurer Reimbursement Amount" means, with respect to any Distribution Date, (i) all Insured Amounts paid by the Certificate Insurer for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on the Insured Amounts paid by the Certificate Insurer and not previously repaid calculated at the Late Payment Rate from the date the payments of the Insured Amounts were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously reimbursed calculated at the Late Payment Rate.

      "Credit Insurance Premium" means for any Distribution Date the fee payable to the Credit Insurance Provider that accrues at the Credit Insurance Premium Rate on a balance equal to the aggregate Stated Principal Balance of the Covered Loans for the Distribution Date. The Credit Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

      "Credit Insurance Premium Rate" means a rate equal to 1.152% per annum.

      "Current Interest" with respect to each class of interest-bearing Certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

      "Expense Fee Rate" with respect to each Mortgage Loan is equal to the sum of (i) the Servicing Fee Rate and the Trustee Fee Rate and (ii) with respect to a Covered Mortgage Loan, the Credit Insurance Premium Rate. As of the Cut-off Date, the weighted average Expense Fee Rate is expected to equal approximately 1.479% per annum.

      "Interest Carry Forward Amount," with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

            (a) Current Interest for such class with respect to prior Distribution Dates over

            (b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

      "Interest Determination Date" means for the Adjustable Rate Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

      "Interest Funds" means for any Distribution Date, (1) an amount equal to
(a) the Interest Remittance Amount for that Distribution Date plus (b) solely for the purposes of calculating the Deficiency Amount, the amount on deposit in the Premium Account after taking into account any deposits to the Premium Account on such Distribution Date, less (2) the Trustee Fee for the Distribution Date, less (3) the Credit Insurance Premium for the Covered Loans for such Distribution Date.

      "Interest Remittance Amount" means with respect to any Distribution Date:

            (a) the sum, without duplication, of:

                  (1) all scheduled interest collected during the related Due
            Period, less the related Master Servicing Fee,

                  (2) all interest on prepayments, other than Prepayment
            Interest Excess,

                  (3) all Advances relating to interest,

                  (4) all Compensating Interest,

                  (5) all Liquidation Proceeds collected during the related Due
            Period (to the extent that the Liquidation Proceeds relate to interest),

                  (6) any payments received under the Credit Insurance Policy attributable to interest for the related Due Period, and

                  (7) any Loss Coverage Payment attributable to interest for the related Due Period, less

            (b) all Advances relating to interest and certain expenses reimbursed during the related Due Period.

      "Late Payment Rate" means the lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.), and (ii) the then applicable highest rate of interest on the Class A Certificates and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates as determined by the Certificate Insurer. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

      "Net Rate Cap" for each Distribution Date means (1) the weighted average Adjusted Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), less (2) the Certificate Insurance Premium Rate, times a fraction, the numerator of which is
(a) the aggregate Certificate Principal Balance of the Class A Certificates and the denominator of which is (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period). The Net Rate Cap is adjusted in the case of the Class A-1 Certificates only, to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year.

      "Net Rate Carryover" for a class of Class A Certificates on any Distribution Date means the excess of:

            (1) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

            (2) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

      plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap).

      Any Net Rate Carryover for the Class A Certificates will not be covered by the Certificate Insurance Policy.

      The "Pass-Through Margin" for the Class A-1 Certificates is 0.110%.

      "Pass-Through Rate" with respect to each Accrual Period and the Class A-1 Certificates means a per annum rate equal to the lesser of:

            (1) One-Month LIBOR for the Accrual Period (calculated as described below under "-- Calculation of One-Month LIBOR") plus the Pass-Through Margin for the class, and

            (2) the applicable Net Rate Cap for the related Distribution Date.

      "Pass-Through Rate" with respect to each Accrual Period and the Fixed Rate Certificates means a per annum rate equal to the lesser of:

            (1) the per annum fixed rate for the class set forth in the table below, and

            (2) the applicable Net Rate Cap for the related Distribution Date.

Class of Certificates                                       Pass-Through Rate
---------------------                                       -----------------
Class A-2.........................................               5.681%
Class A-3.........................................               5.762%
Class A-4.........................................               5.842%
Class A-5.........................................               6.155%
Class A-6.........................................               5.750%

      "Premium Account" means an account created and maintained by the Trustee on behalf of the certificateholders and the Certificate Insurer.

      "Trustee Fee Rate" means a rate equal to 0.009% per annum.

      Definitions related to Principal Calculations and Distributions.

      "Class A Principal Distribution Amount" for any Distribution Date means the excess of:

            (1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

            (2) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date minus the Overcollateralization Target Amount for such Distribution Date.

      A "Delinquency Trigger Event" is in effect with respect to any Distribution Date if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds 4.50%.

      "Excess Overcollateralization Amount" for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

      "Extra Principal Distribution Amount" with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount for the Distribution Date and (2) the Excess Cashflow for the Distribution Date.

      "NAS Principal Distribution Amount" for any Distribution Date means the product of:

            (1) a fraction, the numerator of which is the Certificate Principal Balance of the Class A-6 Certificates and the denominator of which is the aggregate Certificate Principal Balance of the Class A Certificates, in each case immediately prior to the Distribution Date,

            (2) any amounts to be distributed to the Class A Certificates on the Distribution Date pursuant to clause (2) under "--Distributions--Distributions of Principal" below, and

            (3) the applicable percentage for the Distribution Date set forth in the following table:

                 Distribution Date                          Percentage
                 -----------------                          ----------
            October 2006 -- September 2009                       0%
            October 2009 -- September 2011                       45%
            October 2011 -- September 2012                       80%
            October 2012 -- September 2013                      100%
            October 2013 and thereafter                        300%

      "Overcollateralization Deficiency Amount" with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to the distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

      "Overcollateralization Reduction Amount" for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

      "Overcollateralization Target Amount" means with respect to any Distribution Date:

            (1) through the Distribution Date in March 2007, $0, and

            (2) after the Distribution Date in March 2007, an amount equal to 0.50% of the aggregate Cut-off Date Pool Principal Balance,

      provided, however, that if a Delinquency Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will equal 0.75% of the aggregate Cut-off Date Pool Principal Balance.

      "Overcollateralized Amount" for any Distribution Date means the amount, if any, by which (x) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date exceeds (y) the sum of the aggregate Certificate Principal Balance of the Class A Certificates as of the Distribution Date (after giving effect to distribution of the Principal Remittance Amounts to be made on the Distribution Date).

      "Principal Distribution Amount" with respect to each Distribution Date means the sum of:

            (1) the Principal Remittance Amount for the Distribution Date, and

            (2) the Extra Principal Distribution Amount for the Distribution
      Date,

      minus

            (3) the Overcollateralization Reduction Amount for the Distribution Date.

      "Principal Remittance Amount" with respect to any Distribution Date means:

            (a) the sum, without duplication, of:

                  (1) the scheduled principal collected during the related Due
            Period or advanced with respect to the Distribution Date,

                  (2) prepayments collected in the related Prepayment Period,

                  (3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a Seller or purchased by the Master Servicer,

                  (4) the amount, if any, by which the aggregate unpaid
            principal balance of any Replacement Mortgage Loans delivered by Countrywide Home Loans in connection with a substitution of a Mortgage Loan is less than the aggregate unpaid principal balance of any Deleted Mortgage Loans,

                  (5) any payments received under the Credit Insurance Policy attributable to principal for the related Due Period,

                  (6) any Loss Coverage Payment attributable to principal for the related Due Period, and

                  (7) all Liquidation Proceeds (to the extent that the
            Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

            (b) all Advances relating to principal and certain expenses reimbursed during the related Due Period.

      "Realized Loss" means with respect to any defaulted Mortgage Loan, the excess of the Stated Principal Balance of the defaulted Mortgage Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Mortgage Loan on or at any time prior to the last day of the related Due Period during which the defaulted Mortgage Loan is liquidated.

      "Rolling Sixty-Day Delinquency Rate" with respect to any Distribution Date means the average of the Sixty-Day Delinquency Rates for the Distribution Date and the two immediately preceding Distribution Dates.

      "Sixty-Day Delinquency Rate" with respect to any Distribution Date means a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding the Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans.

      "Unpaid Realized Loss Amount" means for any class of Certificates, (x) the portion of the aggregate Applied Realized Loss Amount allocated to that class and remaining unpaid minus (y) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class.

Deposits to the Certificate Account

      The Master Servicer will establish and initially maintain a certificate account (the "Certificate Account") for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, N.A., which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Mortgage Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

            (1) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans,

            (2) all payments on account of interest (other than interest accruing on the Mortgage Loans prior to the Cut-off Date) on the Mortgage Loans, net of the Master Servicing Fees on the Mortgage Loans and net of Prepayment Interest Excess,

            (3) all Insurance Proceeds (including proceeds from the Credit Insurance Policy), Liquidation Proceeds and Subsequent Recoveries,

            (4) all payments made by the Master Servicer in respect of Compensating Interest,

            (5) all payments made by a Seller in connection with the repurchase of any Mortgage Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Mortgage Loan in accordance with the Pooling and Servicing Agreement,

            (6) all payments made by the Master Servicer in connection with the purchase of any Mortgage Loans which are 150 days delinquent in accordance with the Pooling and Servicing Agreement,

            (7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Mortgage Loan,

            (8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

            (9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

            (10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Mortgage Loans, and

            (11) all Advances.

      Prior to their deposit in the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see "Risk Factors -- Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Securities" in the prospectus.

Withdrawals from the Certificate Account

      The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

            (1) to pay to the Master Servicer the Master Servicing Fees on the Mortgage Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under "Servicing of the Mortgage Loans -- Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans") and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

            (2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Mortgage Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Mortgage Loan (or

      Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto (other than proceeds of the Credit Insurance Policy)) with respect to which the Advance was made,

            (3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee an officer's certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance),

            (4) to reimburse the Master Servicer from Insurance Proceeds (other than proceeds of the Credit Insurance Policy) for expenses incurred by the Master Servicer and covered by the related insurance policies,

            (5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies ("Servicing Advances"), which right of reimbursement pursuant to this clause (5) is limited to amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

            (6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Mortgage Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Mortgage Loan,

            (7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

            (8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

            (9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

      In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the "Distribution Account Deposit Date"), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

      The Master Servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (6) above.

Deposits to the Distribution Account

      The Trustee will establish and maintain a distribution account (the "Distribution Account") on behalf of the certificateholders. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

            (1) the aggregate amount remitted by the Master Servicer to the Trustee,

            (2) any Loss Coverage Payments made by the Sponsor, and

            (3) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account.

Withdrawals from the Distribution Account

      The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and payment to the Certificate Insurer as described below under "-- Distributions" and may from time to time make withdrawals from the Distribution Account:

            (1) to pay the Trustee Fee to the Trustee,

            (2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

            (3) to pay the Trustee (for payment to the Credit Insurance Provider), the applicable Credit Insurance Premium,

            (4) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

            (5) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Mortgage Loans in respect of which any such Advance was made and
      (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under "--Withdrawals from the Certificate Account" above,

            (6) to reimburse the Trustee for any nonrecoverable Advance previously made by it, such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (3) under "--Withdrawals from the Certificate Account", and

            (7) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

      There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

      Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Mortgage Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See " -- Reports to Certificateholders" in this free writing prospectus. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

      The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in Permitted Investments at the direction of the Master Servicer. All income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein.

      The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer's own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the Pooling and Servicing Agreement.

      Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in Permitted Investments in respect of amounts received under the Corridor Contract, at the written direction of the majority holder of the Class C Certificates.

      If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in respect of amounts received under the Corridor Contract in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the Pooling and Servicing Agreement.

Fees and Expenses

      The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:


   Type / Recipient (1)                 Amount                    General Purpose             Source (2)                   Frequency
   --------------------                 ------                    ---------------             ----------                   ---------
Fees

Master Servicing Fee /     One-twelfth of the Servicing Fee        Compensation      Collections with respect to             Monthly
Master Servicer            Rate multiplied by the Stated                             each Mortgage Loan and any
                           Principal Balance of each Mortgage                        Liquidation Proceeds or
                           Loan (3)                                                  Subsequent Recoveries

Additional Servicing       o  Prepayment Interest Excess (4)       Compensation      Interest collections with          Time to time
Compensation / Master                                                                respect to each Mortgage Loan
Servicer
                           o  All late payment fees, assumption    Compensation      Payments made by obligors with     Time to time
                              fees and other similar charges                         respect to the Mortgage Loans
                              (excluding prepayment charges)

                           o  All investment income earned on      Compensation      Investment income related to            Monthly
                              amounts on deposit in the                              the Certificate Account and
                              Certificate Account and                                Distribution Account
                              Distribution Account

                           o  Excess Proceeds (5)                  Compensation      Liquidation Proceeds and           Time to time
                                                                                     Subsequent Recoveries with
                                                                                     respect to each Mortgage Loan

Trustee Fee (the           One-twelfth of the Trustee Fee          Compensation      Interest Remittance Amount              Monthly
"Trustee Fee") /           Rate multiplied by the aggregate
Trustee                    Stated Principal Balance of the
                           outstanding Mortgage Loans (6)

Certificate Insurance      Certificate Insurance Premium (7)       Compensation      Interest Funds and the                  Monthly
Premium / Certificate                                                                Principal Distribution
Insurer                                                                              Amount (8)

Expenses

Credit Insurance           With respect to each Covered            Expense           Interest collections on the             Monthly
Premium / Credit           Mortgage Loan, one-twelfth of the                         related Mortgage Loan(s)
Insurance Provider         Credit Insurance Premium Rate for
                           that Mortgage Loan multiplied by
                           the Stated Principal Balance of
                           that Mortgage Loan (9)

Insurance expenses /       Expenses incurred by the Master         Reimbursement     To the extent the expenses         Time to time
Master Servicer            Servicer                                of Expenses       are covered by an insurance
                                                                                     policy with respect to the
                                                                                     Mortgage Loan


   Type / Recipient (1)                 Amount                    General Purpose             Source (2)                   Frequency
   --------------------                 ------                    ---------------             ----------                   ---------
Servicing Advances /       To the extent of funds available, the   Reimbursement     With respect to each Mortgage      Time to time
Master Servicer            amount of any Servicing Advances (10)   of Expenses       Loan, late recoveries of the
                                                                                     payments of the costs and
                                                                                     expenses, Liquidation Proceeds,
                                                                                     Subsequent Recoveries, purchase
                                                                                     proceeds or repurchase proceeds
                                                                                     for that Mortgage Loan (8)

Indemnification            Amounts for which the Sellers, the      Indemnification   Amounts on deposit on the               Monthly
expenses / the Sellers,    Master Servicer, the NIM Insurer                          Certificate Account on any
the Master Servicer,       and Depositor are entitled to                             Distribution Account Deposit
the NIM Insurer            indemnification (11)                                      Date, following the transfer to
and the Depositor                                                                    the Distribution Account


Certificate Insurer        Certificate Insurer Reimbursement      Reimbursement of   Interest Funds and the Principal        Monthly
Reimbursement Amount /     Amount (12)                            Expenses           Distribution Amount (8)
Certificate Insurer

----------
(1) If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2) Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3) The Servicing Fee Rate for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under "Servicing of the Mortgage Loans -- Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans."

(4) Prepayment Interest Excess is described above in the free writing prospectus under "Servicing of the Mortgage Loans -- Servicing Compensation and Payment of Expenses."

(5) Excess Proceeds is described above in this free writing prospectus under "-- Glossary of Terms -- General Definitions."

(6)   The Trustee Fee Rate will equal 0.009% per annum.

(7) The Certificate Insurance Premium Rate will equal 0.120% per annum. The Certificate Insurance Premium is described above in this free writing prospectus under "-- Glossary of Terms -- Definitions related to Interest Calculations and Distributions."

(8) The order and priority in which the Certificate Insurer is paid these amounts from Interest Funds and the Principal Distribution Amount is set forth under "-- Distributions -- Distributions of Interest" and "-- Distributions -- Distributions of Principal" in this free writing prospectus.

(9) The Credit Insurance Premium Rate will equal 1.152% per annum. The Credit Insurance Premium is described above in this free writing prospectus under "-- Glossary of Terms -- Definitions related to Interest Calculations and Distributions."

(10) Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(11) Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses.

(12) The Certificate Insurer Reimbursement Amount is described above in this free writing prospectus under "-- Glossary of Terms -- Definitions related to Interest Calculations and Distributions."

Distributions

      General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

      Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more or who holds a Notional Amount Certificate and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

      On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

      Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing Certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.

      All calculations of interest on the Adjustable Rate Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period. All calculations of interest on the Fixed Rate Certificates will be made on the basis of a 360-day year assumed to consist of twelve 30-day months.

      The Pass-Through Rate for the Adjustable Rate Certificates is a variable rate that may change from Distribution Date to Distribution Date. The Pass-Through Rate on each class of Fixed Rate Certificates will be fixed for the lives of those certificates. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing certificates will be subject to the Net Rate Cap. Any shortfall resulting from the application of the Net Rate Cap (also referred to as Net Rate Carryover) will not be covered by the Certificate Insurance Policy. See the related definitions in "-- Glossary of Terms -- Definitions related to Interest Calculations and Distributions" for a more detailed understanding as to how the Net Rate Cap is calculated and applied to the Pass-Through Rate.

      If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the Net Rate Cap, the holders of the applicable class of Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under "-- Overcollateralization Provisions", and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract in the case of the Class A-1 Certificates.

      On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order of priority, until those Interest Funds have been fully distributed:

            (1) to the Certificate Insurer, the Certificate Insurance Premium for the Distribution Date,

            (2) concurrently, to each class of Class A Certificates, the Current Interest for each such class, pro rata based on their respective entitlements,

            (3) to the Certificate Insurer, the Certificate Insurer Reimbursement Amount,

            (4) concurrently, to each class of Class A Certificates, the Interest Carry Forward Amount for each such class, pro rata based on their respective entitlements, and

            (5) any remainder as part of the Excess Cashflow to be allocated as described under "--Overcollateralization Provisions" below.

      Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1 Certificates, to the extent needed to pay any related Net Rate Carryover.

      Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the holders of the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1 Certificates until the Corridor Contract Termination Date. See "-- Carryover Reserve Fund" below.

      Distributions of Principal. On each Distribution Date, the Principal Distribution Amount is required to be distributed until the Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) in the following order:

            (1) to the Certificate Insurer, any Certificate Insurance Premium for the Distribution Date remaining unpaid after application of Interest Funds,

            (2) to the Class A Certificates, in an amount up to the Class A Principal Distribution Amount, sequentially:

                  (i) the NAS Principal Distribution Amount to the Class A-6
            Certificates, until the Certificate Principal Balance thereof is reduced to zero, and

                  (ii) sequentially, to the Class A-1, Class A-2, Class A-3,
            Class A-4, Class A-5 and Class A-6 Certificates, in that order, in each case until the Certificate Principal Balance thereof is reduced to zero,

            (3) to the Certificate Insurer, any Certificate Insurer Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, and

            (4) any remainder as part of the Excess Cashflow to be allocated as described under "--Overcollateralization Provisions" below.

      Certificate Insurance Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A Certificates, any payments of Insured Amounts received from the Certificate Insurer with respect to the Distribution Date (and any amounts from the Premium Account in lieu thereof). Payments of Insured Amounts by the Certificate Insurer in respect of interest payable on the Class A Certificates shall be paid to the Class A Certificates concurrently based on their respective interest entitlements, and any payments of Insured Amounts by the Certificate Insurer in respect of principal payable on the Class A Certificates shall be paid to the Class A Certificates as part of the Class A Principal Distribution Amount in the amount and order of priority set forth in clause (2) under "--Distributions of Principal" above, in each case until the Certificate Principal Balance thereof is reduced to zero.

      Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the

Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Offered Certificates and payments to the Certificate Insurer (each as described above) and the Class C and Class P Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Overcollateralization Provisions

      On the Closing Date, it is expected that the Cut-off Date Pool Principal Balance will not exceed the initial aggregate Certificate Principal Balance of the Class A Certificates. However, the weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Certificates. As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the holders of the Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Mortgage Loans (net of the Trustee Fee, Master Servicing Fee, and, if applicable, Credit Insurance Premium) in excess of the amount that is needed to pay interest on the Certificates and the issuing entity's expenses (including any premiums that may be payable to the Certificate Insurer) will be used to reduce the total Certificate Principal Balance of the Certificates, until the target level of overcollateralization has been achieved or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Unpaid Realized Loss Amounts and Net Rate Carryover in the amount and the priority described below.

      The "Excess Cashflow" with respect to any Distribution Date is the sum of
(i) the amounts remaining as set forth in clause (5) in "--Distributions -- Distributions of Interest" and clause (4) in "-- Distributions -- Distributions of Principal" for the Distribution Date and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

      With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of Certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

            (1) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Class A Principal Distribution Amount as described under
      "--Distributions--Distributions of Principal" above,

            (2) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the Unpaid Realized Loss Amount for the class, provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (2) will instead be paid to the Certificate Insurer,

            (3) to each class of Class A Certificates (in the case of the Class A-1 Certificates after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover), pro rata based on the Certificate Principal Balances thereof, to the extent needed to pay any Net Rate Carryover for each such class; provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of Class A Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover,

            (4) to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date without regard to any amounts allocated to the issuing entity in respect of the Corridor Contract not required to cover Net Rate Carryover on the Class A-1 Certificates on that Distribution Date), and

            (5) to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

Sponsor Loss Coverage Obligation

      Pursuant to its corporate guaranty (referred to as the "Loss Coverage Obligation"), Countrywide Home Loans, Inc. (the "Sponsor") will provide coverage against Realized Losses to the extent of claims that are partially or fully denied payment by the Credit Insurance Provider due to certain exclusions from coverage in the Credit Insurance Policy. Each payment required to be made by the Sponsor under the Loss Coverage Obligation is referred to as a "Loss Coverage Payment." The Loss Coverage Obligation will not cover any Mortgage Loans that are not covered by the Credit Insurance Policy. A claim for Realized Losses on a Mortgage Loan covered by the Credit Insurance Policy that is denied payment by the Credit Insurance Provider for any reason other than it is not one of the insured perils covered by the Credit Insurance Policy will be payable by the Sponsor. Until the amount of the Loss Coverage Obligation has been reduced to zero, on any Distribution Date the Sponsor will pay an amount equal to the amount of the denied claims to the extent covered by the Loss Coverage Obligation. The amount of the Loss Coverage Obligation will initially equal 1.00% of the Cut-off Date Pool Principal Balance and will be reduced by the aggregate amount of any Loss Coverage Payments made by the Sponsor.

      Repurchases or substitutions resulting from any breach of a mortgage loan representation or warranty shall fall under the Sponsor's separate repurchase or substitution obligations and will not be considered in connection with or counted as partial credit toward the Sponsor's Loss Coverage Obligation.

      The Loss Coverage Obligation will be an unsecured general obligation of the Sponsor and will not be supported by any letter of credit or other credit enhancement arrangement. The long-term debt obligations of the Sponsor are currently rated "A" by S&P, "A" by Fitch Ratings, Inc. and "A3" by Moody's.

The Corridor Contract

      Countrywide Home Loans has entered into an interest rate corridor transaction with Bear Stearns Financial Products Inc. ("BSFP" or the "Corridor Contract Counterparty"), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty, the "Corridor Contract "for the benefit of the Class A-1 Certificates.

      Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a "Corridor Contract Assignment Agreement," Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the "Corridor Contract Administrator"), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the "Corridor Contract Administration Agreement") pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below.

      On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1 Certificates as described above under "--Distributions--Distributions of Funds from the Corridor Contract." Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1 Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover, any remaining amounts will be distributed as described above under "--Distributions--Distributions of Funds from the Corridor Contract" and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under "--Distributions --Distributions of Funds from the Corridor Contract."

      With respect to the Corridor Contract and any Distribution Date beginning with the Distribution Date in October 2006 to and including the Distribution Date in August 2008, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

            (i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

            (ii) the Corridor Contract Notional Balance for that Distribution Date, and

            (iii) the actual number of days in the related calculation period, divided by 360.

      Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

      o first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1 Certificates immediately prior to the Distribution Date, referred to as a "Net Corridor Contract Payment," and

      o second, to Countrywide Home Loans, any remainder, referred to as an "Excess Corridor Contract Payment."

      Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

      The "Corridor Contract Notional Balance," the "Corridor Contract Strike Rate" and the "Corridor Contract Ceiling Rate" for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the "Corridor Contract Termination Date" for the Corridor Contract.

                           Corridor         Corridor        Corridor
                           Contract         Contract        Contract
      Month of         Notional Balance   Strike Rate       Ceiling
 Distribution Date           ($)              (%)           Rate (%)
------------------     ----------------   -----------       --------
October 2006              374,864,000        7.903%          9.000%
November 2006             365,097,258        6.869%          9.000%
December 2006             354,064,044        7.102%          9.000%
January 2007              341,790,684        6.869%          9.000%
February 2007             328,307,047        6.869%          9.000%
March 2007                313,648,648        7.616%          9.000%
April 2007                297,856,358        6.868%          9.000%
May 2007                  280,369,134        7.101%          9.000%
June 2007                 261,842,807        6.868%          9.000%
July 2007                 242,335,575        7.101%          9.000%
August 2007               221,909,190        6.868%          9.000%
September 2007            200,718,415        6.868%          9.000%
October 2007              179,611,537        7.101%          9.000%
November 2007             159,069,368        6.868%          9.000%
December 2007             139,544,129        7.101%          9.000%
January 2008              120,723,753        6.869%          9.000%
February 2008             102,426,601        6.869%          9.000%
March 2008                 84,638,243        7.351%          9.000%
April 2008                 67,344,646        6.870%          9.000%

May 2008                   50,532,160        7.103%          9.000%
June 2008                  34,187,513        6.870%          9.000%
July 2008                  18,297,792        7.103%          9.000%
August 2008                 2,850,442        6.871%          9.000%

      The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty or the Corridor Contract Administrator, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

      It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants' consent when and as required under the Exchange Act and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. ss.ss.229.1100-229.1123 ("Regulation AB") with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants' consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of the The Bear Stearns Companies, Inc., provided the Depositor is given notice) and any rating agency, if applicable.

      If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the applicable Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1 Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

      The Corridor Contract Counterparty, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. The Corridor Contract Counterparty engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this free writing prospectus, the Corridor Contract Counterparty has a ratings classification of "AAA" from Standard & Poor's and "Aaa" from Moody's Investors Service.

      The Corridor Contract Counterparty is an affiliate of Bear, Stearns & Co. Inc., one of the underwriters.

      The significance percentage for the Corridor Contract is less than 10%. The "significance percentage" for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1 Certificates. The "significance estimate" of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans' internal risk management process in respect of similar instruments.

      The Certificates do not represent an obligation of the Corridor Contract Counterparty or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under any Corridor Contract or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

      The Corridor Contract, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

      On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Adjustable Rate Certificates (each such date, an "Interest Determination Date"), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits ("One-Month LIBOR") for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date.

      If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related interest accrual period shall be calculated in accordance with the method described in the prospectus under "Description of the Securities--Indices Applicable to Floating Rate and Inverse Floating Rate Classes--BBA Method."

      If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.323%.

      The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee's calculation of the rate of interest applicable to the Adjustable Rate Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

      The Pooling and Servicing Agreement will require the Trustee to establish an account (the "Carryover Reserve Fund"), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

      On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1 Certificates to pay any Net Rate Carryover on the Class A-1 Certificates as described under "-- Distributions -- Distributions of Funds from the Corridor Contract" above.

      On each Distribution Date, to the extent that Excess Cashflow is available as described under "-- Overcollateralization Provisions" above, the Trustee will deposit in the Carryover Reserve Fund (1) the amount needed to pay any Net Rate Carryover as described under "-- Overcollateralization Provisions" above and (2) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the "Required Carryover Reserve Fund Deposit").

Applied Realized Loss Amounts

      If on any Distribution Date, after giving effect to the distributions of Available Funds as described above, the aggregate Certificate Principal Balance of the Class A Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of the excess will be applied to reduce the Certificate Principal Balances of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an "Applied Realized Loss Amount." The Certificate Insurer is obligated to pay Insured Amounts (or payments in lieu thereof from the Premium Account) in respect of Applied Realized Loss Amounts on the Class A Certificates as they occur.

      If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of "Certificate Principal Balance" described in this free writing prospectus under "-- Glossary of Terms -- General Definitions."; provided, however, that to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy.

Certificate Insurance Policy

      On the Closing Date, Financial Guaranty Insurance Company (the "Certificate Insurer") will issue the Certificate Insurance Policy in favor of the Trustee on behalf of the holders of the Class A Certificates. The following summary of the provisions of the Certificate Insurance Policy does not purport to be complete and is qualified in its entirety by reference to the Certificate Insurance Policy. The Certificate Insurance Policy will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the Closing Date.

      The Certificate Insurer will issue a financial guaranty insurance policy (the "Certificate Insurance Policy") for the benefit of the holders of the Class A Certificates. The Certificate Insurer, in consideration of the payment of a premium and subject to the terms of the Certificate Insurance Policy, unconditionally and irrevocably guarantees the payment of Insured Amounts to the Trustee on behalf of the holders of the Class A Certificates, except as otherwise provided herein with respect to Preference Amounts.

      Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement as in effect and executed on the date hereof without giving effect to any subsequent amendments or modifications thereto unless such amendments or modifications have been approved in writing by the Certificate Insurer.

      The term "Insured Amount" means, with respect to the Insured Certificates
(1) any Deficiency Amount and (2) any Preference Amount.

      The term "Deficiency Amount" means, with respect to the Insured Certificates an amount, if any, equal to the sum of:

      (1) with respect to any Distribution Date, the excess, if any, of (i) the aggregate amount of Current Interest on the Insured Certificates net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Relief Act, or similar state or local laws over
            (ii) the Interest Funds for such Distribution Date available to pay Current Interest in accordance with the priority of payment set forth in "Description of the
            Certificates--Distributions--Distributions of Interest", and

      (2) (i) with respect to any Distribution Date other than the Final Insured Distribution Date, the excess, if any of (a) the aggregate Certificate Principal Balance of the Insured Certificates over (b) the aggregate Stated Principal Balance of the Mortgage Loans, taking into account all distributions to be made on the Distribution Date; and (ii) with respect to the Final Insured Distribution Date, the aggregate Certificate Principal Balance of the Insured Certificates on the Final Insured Distribution Date (after taking into account any reduction of the Certificate Principal Balance of the Insured Certificates from all sources other than the Certificate Insurance Policy).

      The term "Final Insured Distribution Date" is the earlier of (A) the Distribution Date in June 2035 and (B) the final Distribution Date that occurs in connection with an optional termination of the Trust Fund as described below under "Description of the Certificates--Optional Termination."

      The term "Insured Certificates" means the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates.

      The term "Insured Certificateholder" means, as to a particular Insured Certificate, the person, other than the Depositor, the Sponsor, any Seller, the Master Servicer, the Trustee or any subservicer retained by the Master Servicer who, on the applicable Distribution Date, is entitled under the terms of such Insured Certificate to a distribution on such Insured Certificate.

      The Certificate Insurer will pay a Deficiency Amount with respect to the Insured Certificates by 12:00 noon (New York City time) in immediately available funds to the Trustee on the later of (i) the second Business Day following the Business Day on which the Certificate Insurer shall have received Notice that a Deficiency Amount is due in respect of the Insured Certificates and (ii) the Distribution Date on which the related Deficiency Amount is payable to the Insured Certificateholders pursuant to the Pooling and Servicing Agreement, for disbursement to the Insured Certificateholders in the same manner as other payments with respect to the Insured Certificates are required to be made. Any Notice received by the Certificate Insurer after 12:00 noon New York City time on a given Business Day or on any day that is not a Business Day shall be deemed to have been received by the Certificate Insurer on the next succeeding Business Day.

      Upon the payment of any Insured Amount under the Certificate Insurance Policy, the Certificate Insurer shall be fully subrogated to the rights of the Insured Certificateholders to receive the amount so paid. The Certificate Insurer's obligations with respect to the Insured Certificates under the Certificate Insurance Policy with respect to each Distribution Date shall be discharged to the extent funds consisting of the related Insured Amount are received by the Trustee as trustee for the Insured Certificateholders for payment to such Insured Certificateholders, as provided in the Pooling and Servicing Agreement and herein, whether or not such funds are properly applied by the Trustee.

      If any portion or all of any amount that is insured under the Certificate Insurance Policy that was previously paid to an Insured Certificateholder is recoverable and sought to be recovered from such Insured Certificateholders as a voidable preference by a trustee in bankruptcy pursuant to the U.S. Bankruptcy Code, pursuant to a final non-appealable order of a court exercising proper jurisdiction in an insolvency proceeding (a "Final Order") (such recovered amount, a "Preference Amount"), the Certificate Insurer will pay on the guarantee described in the first paragraph hereof, an amount equal to each such Preference Amount by 12:00 noon (New York City time) on the second Business Day following receipt by the Certificate Insurer of (w) a certified copy of the Final Order, (x) an opinion of counsel satisfactory to the Certificate Insurer that such order is final and not subject to appeal, (y) an assignment, in form reasonably satisfactory to the Certificate Insurer, irrevocably assigning to the Certificate Insurer all rights and claims of the Trustee and/or such Insured Certificateholders relating to or arising under such Preference Amount and constituting an appropriate instrument, in form satisfactory to the Certificate Insurer, appointing the Certificate Insurer as the agent of the Trustee and/or such Insured Certificateholders in respect of such Preference Amount, including without limitation in any legal proceeding related to the Preference Amount, and
(z) a Notice appropriately completed and executed by the Trustee or such Insured Certificateholders, as the case may be. Such payment shall be made to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to the Trustee or the Insured Certificateholders directly (unless the Insured Certificateholders have previously paid such amount to such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in such Final Order in which case payment shall be made to the Trustee for payment to the Insured Certificateholders upon delivery of proof of such payment reasonably satisfactory to the Certificate Insurer). Notwithstanding the foregoing, in no event shall the Certificate Insurer be (i) required to make any payment under


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

the Certificate Insurance Policy in respect of any Preference Amount to the extent such Preference Amount is comprised of amounts previously paid by the Certificate Insurer under the Certificate Insurance Policy, or (ii) obligated to make any payment in respect of any Preference Amount, which payment represents a payment of the principal amount of any Insured Certificates, prior to the time the Certificate Insurer otherwise would have been required to make a payment in respect of such principal, in which case the Certificate Insurer shall pay the balance of the Preference Amount when such amount otherwise would have been required.

      Any of the documents required under clauses (w) through (z) of the preceding paragraph that are received by the Certificate Insurer after 12:00 noon (New York City time) on a given Business Day or on any day that is not a Business Day shall be deemed to have been received by the Certificate Insurer on the next succeeding Business Day. If any notice received by the Certificate Insurer is not in proper form or is otherwise insufficient for the purpose of making a claim under the Certificate Insurance Policy, it will be deemed not to have been received by the Certificate Insurer, and the Certificate Insurer will promptly so advise the Trustee, and the Trustee may submit an amended Notice. All payments made by the Certificate Insurer under the Certificate Insurance Policy in respect of Preference Amounts will be made with the Certificate Insurer's own funds.

      The Certificate Insurance Policy is non-cancelable for any reason, including nonpayment of any premium. The premium on the Certificate Insurance Policy is not refundable for any reason, including the payment of the Insured Certificates prior to their maturity. The Certificate Insurance Policy shall expire and terminate without any action on the part of the Certificate Insurer or any other Person on the date that is the later of (i) the date that is one year and one day following the date on which the Insured Certificates shall have been paid in full and (ii) if any insolvency proceeding in which the Depositor is the debtor has been commenced on or prior to the date specified in clause (i) above, the 30th day after the entry of a final, non-appealable order in resolution or settlement of such proceeding.

      The Certificate Insurance Policy does not cover Net Rate Carryovers, Prepayment Interest Shortfalls or shortfalls due to application of the Relief Act, or similar state or local laws allocated to the Insured Certificates, nor does the Certificate Insurance Policy guarantee to the Insured Certificateholders any particular rate of principal payment. In addition, the Certificate Insurance Policy does not cover shortfalls, if any, attributable to the liability of the Depositor, the Insured Certificateholders, any REMIC, the Trustee for withholding taxes, if any (including interest and penalties in respect of any liability for withholding taxes). The Certificate Insurance Policy also does not cover the failure of the Trustee to make any payment required under the Pooling and Servicing Agreement to the Insured Certificateholders.

      A monthly premium shall be due and payable in arrears as provided in the Pooling and Servicing Agreement and the Insurance Agreement.

      The Certificate Insurance Policy is subject to and shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. The proper venue for any action or proceeding on the Certificate Insurance Policy shall be the County of New York, State of New York.

      THE INSURANCE PROVIDED BY THE CERTIFICATE INSURANCE POLICY IS NOT COVERED BY THE NEW YORK PROPERTY/CASUALTY INSURANCE SECURITY FUND (NEW YORK INSURANCE CODE, ARTICLE 76).

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